SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




                          Date of Report: June 17, 2003



                                  FINDWHAT.COM
             (Exact Name of Registrant as specified in its charter)



      Nevada                          0-27331                    88-0348835
 (State or other               (Commission File No.)           (IRS Employer
 jurisdiction of                                          Identification Number)
incorporation or
  organization)



                        5220 Summerlin Commons Boulevard
                            Fort Myers, Florida 33907
                                 (239) 561-7229
               (Address, including zip code, and telephone number
                       including area code of Registrant's
                          principal executive offices)




                                 Not Applicable
          (Former name or former address, if changed since last report)



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Item 5.  Other Events.

         On June 17, 2003, FindWhat.com entered into an Agreement and Plan of Merger with Espotting Media Inc., an award-winning, European based, performance-based Internet advertising service, whereby FindWhat.com will acquire Espotting for combined consideration of cash and shares of FindWhat.com's Common Stock. A copy of the Agreement and Plan of Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

         Under the proposed terms of the transaction, which was unanimously approved by the Board of Directors of each company, Espotting stockholders will receive approximately 8.1 million shares of FindWhat.com common stock and approximately $27.0 million in cash. The amount of cash Espotting stockholders will receive will vary based upon Espotting's audited net assets and net operating loss carryforwards as of March 31, 2003, and outstanding borrowings at the closing date. FindWhat.com will also issue options and warrants to purchase approximately 2.1 million shares of FindWhat.com common stock to Espotting employees and affiliates, with a weighted average exercise price that will approximate $1.73 per share.

         The completion of the acquisition is conditioned upon registration of the shares issued to Espotting stockholders on a Registration Statement on Form S-4, the expiration or termination of the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, foreign regulatory filings, approval from stockholders of FindWhat.com and Espotting, and other customary closing conditions. As a result, the merger may not be consummated. The two companies' respective stockholders are expected to vote on the merger agreement and the merger, among other things, at stockholder meetings expected to be held in the fourth quarter of 2003.

         As part of the merger agreement, each side has secured voting agreements from the other party's principal stockholders and certain directors and officers. Additionally, FindWhat.com has made a $2 million advance to Espotting. FindWhat.com may seek financing, including a bank line of credit, before the closing in order to provide strategic flexibility for the combined companies upon closing.

         The proposed merger provides that Espotting will be merged with and into a wholly-owned subsidiary of FindWhat.com with Espotting surviving the merger.



Item 7.   Exhibits.

         (c)      Exhibits.

             Exhibit No.                   Description

                99.1 Agreement and Plan of Merger Among FindWhat.com, Who Merger Corp., a wholly owned direct subsidiary of FindWhat.com and Espotting Media Inc., dated June 17, 2003.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     FINDWHAT.COM


Date:  June 18, 2003                                 By:   /s/ Phillip R. Thune
                                                     ---------------------------
                                                     Chief Operating Officer and
                                                     Chief Financial Officer

                                  EXHIBIT INDEX

             Exhibit No.                   Description

                99.1 Agreement and Plan of Merger Among FindWhat.com, Who Merger Corp., a wholly owned direct subsidiary of FindWhat.com and Espotting Media Inc., dated June 17, 2003.